UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/11/2009

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	76-0419312
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

713-359-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On March 12, Tesco Corporation's ("TESCO" or the "Company") Board of Directors (the "Board") formally confirmed the slate of directors to be nominated for election at the Company's 2009 Annual General Meeting. Acting on prior indications received from Robert Tessari on December 19, 2008 and Peter Seldin on March 5, 2009, that each did not intend to stand for reelection, the Board approved a slate of seven directors not including those individuals to be included in the Company's 2009 Proxy Statement. Messrs. Tessari and Seldin have informed the Company that they are not departing the Board as a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

(e)

The Board and its Compensation Committee made several changes to executive and director compensation arrangements at the Board's quarterly meeting on March 11-12, 2009.

1.        Amendments to executive employment agreements. In November 2008, TESCO's Compensation Committee approved an increase in base salary for each of the top five senior executives of the Company, Messrs. Julio Quintana, Robert Kayl, Jeffrey Foster, Nigel Lakey and James Lank (the "Executives"), effective as of January 1, 2009. Notwithstanding these approved salary increases, the Executives voluntarily declined to draw their increased base salary commencing on January 1, 2009. In addition, at their March 11 and March 12, 2009 meetings, respectively, the Compensation Committee and Board approved a proposal by the Executives to further reduce their base salary for the remainder of 2009 by an additional 10% (reduced from their 2008 base salaries). Attached as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 are amendments to the employment agreements of each of the Executives confirming this agreement and also clarifying that the amount of each Executive's 2009 base salary as approved by the Compensation Committee in November 2009 shall be used for purposes of (i) calculating any bonus payable to an Executive under the Company's Short Term Incentive Plan, (ii) determining the amount of severance payable to an Executive who is terminated without cause or who terminates his employment for good reason, and (iii) calculating the amount payable to an Executive upon a change of control.

2.        Determinations under the 2005 Incentive Plan. Pursuant to its authority under the Company's Amended and Restated 2005 Incentive Plan (the "Plan"), the Board made the following determinations:
a.        to resolve any ambiguity arising from the fact that the original recommendations of the Compensation Committee were not fully reflected in the minutes to the meeting of the Board in which such recommendations were made, the Company shall seek to amend all currently outstanding performance stock unit instruments of grant, including performance stock unit instruments of grant held by the Executives, to specify that all performance stock units vesting on a Change of Control (as defined in the Plan) shall have their value calculated assuming that the "target" performance metric had been achieved;
b.        in clarification of any ambiguity of the Board's prior action on the matter, the Board confirmed that all unvested incentive awards granted to a non-employee director shall vest automatically upon any Change of Control (as defined in the Plan), or upon the death, disability, retirement, voluntary refusal to stand for reelection, or any other change in such non-employee director's status other than removal of such director by shareholder action.

3.        Discretionary Bonus Awarded to Jeffrey Foster. The Compensation Committee, in reviewing and approving Executive non-equity incentive plan awards for the year 2008, took note that Mr. Foster's award was not consistent with amounts awarded to other Executives in light of the Company's performance during 2008. Accordingly the Committee approved an extra discretionary bonus amount of $50,000 to Mr. Foster, in addition to the $55,200 he was awarded under the Company's 2008 non-equity incentive plan.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: March 17, 2009	By:	/s/ James A. Lank
James A. Lank
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	First Amendment to Employment Agreement of Julio Quintana
EX-10.2	First Amendment to Employment Agreement of Robert Kayl
EX-10.3	First Amendment to Employment Agreement of Jeffrey Foster
EX-10.4	First Amendment to Employment Agreement of Nigel Lakey
EX-10.5	First Amendment to Employment Agreement of James Lank